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                                                             Exhibit 10.34

                                    AGREEMENT

            This AGREEMENT ("Agreement"), dated as of February 1, 1996, is entered into by and among Sanford G. Scheller ("Scheller"), Big Flower Press Holdings, Inc. ("Big Flower") and Treasure Chest Advertising Company, Inc. (the "Company"). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Management Subscription Agreement, dated as of November 1, 1993 (as may be amended from time to time, the "Management Subscription Agreement"), by and among Big Flower, Theodore Ammon and Scheller.

            WHEREAS, in March 1995 Big Flower and the Company agreed to provide certain benefits to Scheller upon his voluntary termination from the Company;

            WHEREAS, in connection therewith, Scheller agreed to serve as a consultant to the Company, on the terms and conditions provided herein;

            WHEREAS, Big Flower, the Company and Scheller desire to memorialize the terms of their March 1995 agreement as set forth below; and

            NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. Options to Purchase Class C Common Stock. As of March 8, 1995,
Scheller held Incentive Stock Options (as defined in the Internal Revenue Code of 1986, as amended) to purchase 50,322.53 shares of Class C Common Stock of Big Flower ("Shares"), with an exercise price of $4.66 per share. These options were granted on November 1, 1993 and vest at the rate of 33-1/3% on the first three anniversary dates following the date of grant. As of the date of Scheller's voluntary termination from the Company, Big Flower agreed (i) to waive the automatic cancellation of all Unvested Options and (ii) that, subject to the approval of the Compensation Committee of the Board of Directors of Big Flower, all such options will become fully exercisable and vested on March 1, 1996. As of March 8, 1995, the Per Share Option Price was $1.77 and the number of Unvested Options held by Scheller was 33,548.35.

      2. Severance Benefit Agreement. On the date of Scheller's voluntary
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termination from the Company, Scheller received a lump sum severance payment of
$435,000 which was equal to Scheller's annual base salary in effect as of the date of his termination of employment with the Company. Scheller hereby acknowledges receipt of this payment.

      3. Shares of Class C Stock Common Stock Owned. As of March 8, 1995, Scheller held 86,762.98 Shares of Big Flower. Big Flower and Scheller hereby acknowledge that none of these Shares is subject to (i) a "put" by Scheller pursuant to Section 5.1 of the Management Subscription Agreement or (ii) a "call" by Big Flower pursuant to Section 5.2 of the Management Subscription Agreement in the event of a voluntary termination from the Company.

      4. Agreement for Consulting Services and Retirement Benefit.

            (a) Commencing on the Date of Termination, as defined in such agreement, Scheller shall make himself available two days per month to consult with the Company regarding the printing business and receive in consideration therefor consulting fees equal to $6,417 per month for a period of 15 years; provided, however, if Scheller becomes permanently disabled, as determined in good faith by the Board of Directors of the Company, prior to the expiration of such 15-year period, he shall continue to receive consulting fees for the remainder of such fifteen year period.

            (b) Commencing on the Date of Termination, Scheller shall receive a Retirement Benefit, as defined in such agreement, of $6,084 per month for a period of 15 years, net of the amounts payable under the Treasure Chest Profit Sharing Plan.

            (c) Commencing on the Date of Termination until Scheller attains age 65, Scheller shall remain eligible to participate in the Company's existing medical and dental plan subject to his satisfaction of the conditions set forth therein, including the payment of premiums through payroll deductions.

            (d) On or after Scheller attains age 65, the Company shall reimburse Scheller for the differential cost of a Medicare supplement, at a rate equivalent to his out-of-pocket medical insurance costs prior to attaining age
65. This cost is projected to be approximately $3972 per year, adjusted for inflation. This benefit shall be capped at $1000 per month and shall not include the cost of dental


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coverage after Scheller attains age 65, which shall be Scheller's sole responsibility.

            (e) If Scheller dies prior to the expiration of the 15-year term under (a) or (b) above, his surviving spouse, if any, shall receive a death benefit equal to $12,500 per month for the balance of the 15-year term.

      5. Supplemental Executive Retirement Plan. Pursuant to the Agreement for Consulting Services and a Non-Qualified Retirement Benefit, dated May 3, 1993, Scheller acknowledges that he has given up any and all claims under his non-qualified professional retirement income supplement.

      6. Profit Sharing (ESOP) and Retirement Income Plan. Commencing on the Date of Termination, as defined in such plan, Scheller shall be entitled to receive an amount equal to Scheller's account balance, which shall be payable over five years, assuming a Profit Sharing, as defined in such plan, beginning balance of $119,883.60 as of December 31, 1993 plus $7699.11 in the Retirement Income Plan as of December 31, 1994 appreciating at a rate of 6.5% per year for 15 years.

      7. Deferred Compensation Plan. Commencing on the Date of Termination, Scheller shall receive a termination benefit equal to his account balance payable in a lump sum within 60 days.

      8. Leased Automobile. Commencing on the Date of Termination, Scheller shall have use of a leased Mercedes 500 SEL, the lease of which expires October 20, 1996. Such lease cost is $1575.01 per month. At the expiration of such lease, Scheller shall have the option to purchase this vehicle for the value established in the lease document.

      9. Office Lease and Support Staff. Commencing on the Date of Termination, the Company shall pay for office space, furniture leasing, and secretarial support in Florida through September 1, 1997. The cost for office and temporary secretarial support shall not exceed $1000 per month.

      10. Release of Claims. In consideration of the foregoing,

            (a) Scheller hereby forever releases and discharges Big Flower, the Company, its past and present directors, managers, officers, stockholders,


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employees, agents, attorneys, servants, subsidiaries, divisions, parent corporations, affiliates, successors and assigns (collectively, "Releasees") from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown that he had, now has, or may hereafter claim to have against the Releasees arising out of or relating in any way to Scheller's employment with or termination from the Company.

            (b) Scheller expressly waives all rights afforded by section 1542 of the Civil Code of the Sate of California ("Section 1542"). Section 1542 states as follows:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

            Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Scheller understands and agrees that this Agreement is intended to include all claims, if any, which Scheller may have and does not know or suspect to exist in Scheller's favor and that this Agreement extinguishes those claims.

      11. Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of California.


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            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                            BIG FLOWER PRESS HOLDINGS, INC.

                            By:  /s/ Mark A. Angelson
                               ------------------------------------
                                 Name: Mark A. Angelson
                                 Title:  Executive Vice President

                            TREASURE CHEST ADVERTISING
                                  COMPANY, INC.

                            By:  /s/ Donald E. Roland
                               ------------------------------------
                                 Name:  Donald E. Roland
                                 Title:  President and CEO

                            SANFORD G. SCHELLER

                                  /s/ Sanford G. Scheller
                               ------------------------------------


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